EWRX INTERNET SYSTEMS INC.

News Releases

For Immediate Release

February 29, 2000 Tuesday

EWRX Closes $1.2 Million Interim Financing

Denver, CO. (Feb. 29, 2000) EWRX (pronounced E-works) Internet Systems Inc. (www.ewrx.com) (OTC-BB: EWRX) announced today it completed an interim financing of $1,223,000.00. The financing was completed as a private placement under Regulation D and Regulation S of the US Securities Act of 1933.

 Under the terms of the financing, 1,223,000 units were sold at $1.00 per unit. Each unit consisted of one common share of the company and a two-year purchase warrant exercisable at a price of $1.00 each.

 "This interim financing sets the stage for EWRX to move into the third phase of it's Business Plan, " said Ron Davis, President & CEO of EWRX. "This includes hiring of additional staff to augment the influx of internet development work our subsidiary, North Fork Webwrx has received, and to assist in the continued development of our existing websites, Classicar.com, Classictruckshop.com and Motorhood.com."

ABOUT EWRX:
EWRX is an Internet Development Company with holdings focused on destination community websites and website development within the $20 Billion Specialty Automotive Aftermarket. As owner of the largest Classic Car and Classic Truck communities on the Internet, EWRX is already a major internet presence within the Specialty Automotive Aftermarket and is perfectly positioned to expand its role through its growing network of companies.

FOR MORE INFORMATION:
Visit our website @ www.ewrx.com or contact Grant Farkes at (604) 669-6079 or grant @ewrx.com.


The statements contained in this release, that are not historical facts are forward-looking statements under the federal securities law. These forward-looking statements are no guarantee of future performance, and involve certain risks, uncertainties and presumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or implied by such forward-looking statements. EWRX.com takes no obligation to update publicly any forward-looking statements, whether as the result of new information, future events or otherwise. Among the important factors that could cause EWRX.com's actual results to differ materially from those expressed in, or implied by the forward-looking statements, are changes in general economic conditions and increased or unexpected competition. This release is not an offer of securities for sale in the United States; securities may not be offered or sold in the United States without registration or an exemption from registration.